Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Virgin Media Investment Holdings Limited for the exchange of $500,000,000 of 5.25% Senior Secured Notes due 2021 and £650,000,000 of 5.50% Senior Secured Notes due 2021 and to the incorporation by reference therein of our report dated February 22, 2011, with respect to the consolidated financial statements of Virgin Media Investment Holdings Limited and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

July 19, 2011

The UK firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited. A list of members’ names is available for inspection at 1 More London Place, London SE1 2AF, the firm’s principal place of business and registered office.